Exhibit 99.1

   Hungarian Telephone and Cable Reports Third Quarter 2004 Financial Results

     SEATTLE--(BUSINESS WIRE)--Nov. 15, 2004--Hungarian Telephone and Cable Corp. (AMEX:HTC) today announced its results for the third quarter and nine months ended September 30, 2004. The Company's net income totaled $5.3 million for the quarter and $15.3 million for the nine months ended.

     RESULTS FOR THIRD QUARTER

     The Company reported net income attributable to common stockholders of $5.3 million, or $0.41 per share on a diluted basis, for the third quarter of 2004, compared to net income of $8.4 million, or $0.65 per share on a diluted basis for the third quarter of 2003. Excluding the exchange gains and related deferred income expense, the Company would have reported net income attributable to common stockholders of $3.1 million, or $0.24 per share on a diluted basis, for the third quarter of 2004, compared to $4.1 million, or $0.32 per share on a diluted basis, for the third quarter of 2003. Adjusted EBITDA decreased $1.0 million to $8.2 million for the three months ended September 30, 2004, from $9.2 million for the three months ended September 30, 2003. Income from operations decreased $1.3 million to $5.1 million for the third quarter of 2004, from $6.4 million for the third quarter of 2003. Net measured service and subscription revenues decreased $0.1 million, or 1%, to $11.9 million for the three months ended September 30, 2004, from $12.0 million for the three months ended September 30, 2003. Net telephone service revenues increased $0.2 million to $14.4 million, or 1%, for the three months ended September 30, 2004, from $14.2 million for the three months ended September 30, 2003. Net cash provided by operating activities increased 12% to $10.0 million for the third quarter of 2004, compared to $8.9 million for the third quarter of 2003. The Company's net foreign exchange gain of $2.5 million for the third quarter of 2004, compared to a gain of $4.6 million for the third quarter of 2003 reflects a lower rate of appreciation of the Hungarian forint against the euro and U.S. dollar in the second quarter of 2004 as compared to 2003 as well as a lower average outstanding debt balance in euro to which the gains can be attributed to.

     RESULTS FOR NINE MONTHS

     The Company reported net income attributable to common stockholders of $15.3 million, or $1.20 per share on a diluted basis, for the nine months ended September 30, 2004 compared to income of $8.0 million or $0.63 per share on a diluted basis, for the nine months ended September 30, 2003. Excluding the exchange gains/losses and related deferred income tax expense/benefit, the Company would have reported net income attributable to common stockholders of $11.3 million, or $0.89 per share on a diluted basis, for the nine months ended September 30, 2004, compared to $12.8 million, or $1.00 per share on a diluted basis, for the nine months ended September 30, 2003. Adjusted EBITDA decreased $1.5 million to $27.0 million for the nine months ended September 30, 2004, from $28.5 million for the nine months ended September 30, 2003. Income from operations decreased $2.2 million to $17.9 million for the nine months ended September 30, 2004, from $20.1 million for the nine months ended September 30, 2003. Net measured service and subscription revenues decreased $0.1 million, to $37.2 million for the nine months ended September 30, 2004, from $37.3 million for the nine months ended September 30, 2003. Net telephone service revenues increased $0.3 million to $44.5 million for the nine months ended September 30, 2004, from $44.2 million for the nine months ended September 30, 2003. Net cash provided by operating activities increased 10% to $24.8 million for the nine months ended September 30, 2004, compared to $22.6 million for the nine months ended September 30, 2003. The Company's net foreign exchange gain of $4.5 million for the nine months ended September 30, 2004, compared to a loss of $5.1 million for the nine months ended September 30, 2003, reflects the appreciation of the Hungarian forint against the euro, on the Company's 48.1 million euro average outstanding debt during the nine months ended September 30, 2004, compared to the devaluation of the Hungarian forint against the euro, on the Company's 61.8 million euro average outstanding debt during the same period in 2003.

     COMMENTS FROM OLE BERTRAM

     Commenting on these financial results, Ole Bertram, President and Chief Executive Officer stated, "As is evidenced by our third quarter results, our core fixed-line business in our operating areas is still generating substantial cash flows, but we are ever more being pressed by increased competition and regulatory pressures in the areas in which we currently operate. As announced on November 10, 2004, we have completed the acquisition of the 25% minority interest stake in PanTel, Hungary's largest alternative telecommunications service provider. This date is a historical milestone in our company's history, one which both our employees and shareholders should be proud of. The purchase of the 25% stake in PanTel represents the completion of the first of three critical stages. At the end of the third stage, which is expected to occur around the end of the year, we will take full ownership and management control of PanTel. The purchase of PanTel by the Company is the first step towards our goal of consolidating the alternative telecommunications market in Hungary and will allow us to hedge the increased competition in our operating areas by the growth potential of Hungary's largest alternative telecommunications service provider, PanTel. Although our quarterly results are lower compared to the prior year, the addition of the PanTel business should restore growth to our business and thereby benefit our shareholders."

     NON-GAAP FINANCIAL MEASURES

     The Company uses certain non-GAAP financial measures in evaluating its performance. These include net income excluding certain items and Adjusted EBITDA (earnings before interest expense, interest income, foreign exchange gains/loss, taxes, depreciation and amortization, and other, net). A reconciliation of the differences between these non-GAAP financial measures and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures referred to in this press release are by definition not measures of financial performance under generally accepted accounting principles and are not alternatives to operating income or net income/loss reflected in the statement of operations and are not necessarily indicative of cash available to fund all cash flow needs. The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.
     Net income excluding certain items is net income/loss without taking into account the recorded foreign exchange gain/loss and related deferred income taxes.
     Adjusted EBITDA is cash flow from operations adjusted for changes in working capital, income taxes paid, interest paid, interest received, and other miscellaneous changes.
     Management uses these non-GAAP financial measures for various purposes including: measuring and evaluating the Company's financial and operational performance; making compensation decisions; planning and budgeting decisions; and financial planning purposes. The Company believes that presentation of these non-GAAP financial measures is useful to investors because it (i) reflects management's view of core operations and cash flow generation upon which management bases financial, operational, compensation and planning decisions and
(ii) presents measurements that investors and its lending banks have indicated to management are important in assessing the Company and its liquidity. While the Company utilizes these non-GAAP financial measures in managing its business and believes they are useful to management and to investors for the reasons described above, these non-GAAP financial measures have certain shortcomings. In particular, Adjusted EBITDA does not take into account changes in working capital and financial statement items below income from operations, and the resultant effect of these items on the Company's cash flow. Net income excluding foreign exchange gains/losses does not take into account the foreign exchange gains/losses, however these gains/losses may recur in future periods depending upon currency movements. Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.
     The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the U.S. Securities and Exchange Commission.

     ABOUT HUNGARIAN TELEPHONE AND CABLE CORP.

     Hungarian Telephone and Cable Corp. is a provider of telephone, ISDN, Internet and other telecommunications services in the Republic of Hungary. The Company operates nearly 192,000 lines serving over 668,000 people through one Hungarian subsidiary, which has been granted 25-year telecommunications concessions by the Hungarian government in five defined operating regions.

     Note: This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the Company. Such statements are qualified by important factors that may cause actual results to differ from those contemplated, including as a result of those factors detailed from time to time in the company's Securities and Exchange Commission filings. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.


                 Hungarian Telephone and Cable Corp.
                         Financial Highlights
                 (In Millions, Except Per Share Data)
                             (unaudited)

                         Statements of Income

                               Three Months Ended   Nine Months Ended
                                  September 30        September 30
                                -----------------   -----------------
                                  2004      2003      2004      2003
                                -------   -------   -------   -------

Measured Service Revenues     $    7.6  $    7.7  $   23.4  $   24.1
Subscription Revenues              5.9       5.7      18.2      18.0
Net Interconnect Charges          (1.6)     (1.4)     (4.4)     (4.8)
                                -------   -------   -------   -------
     Net Measured Service and
      Subscription Revenues       11.9      12.0      37.2      37.3
Connection Fees                    0.4       0.6       1.4       2.0
Other Operating Revenues           2.1       1.6       5.9       4.9
                                -------   -------   -------   -------
     Telephone Service
      Revenues, Net               14.4      14.2      44.5      44.2
                                -------   -------   -------   -------

Income from Operations             5.1       6.4      17.9      20.1
Interest Expense                   2.2       2.2       6.9       6.8
Net Income                         5.3       8.4      15.3       8.0
Net Income Per Common Share:
          Basic               $   0.42  $   0.69  $   1.24  $   0.66
          Diluted             $   0.41  $   0.65  $   1.20  $   0.63
Weighted Average Number of
 Shares Outstanding:
          Basic                   12.4      12.2      12.4      12.2
          Diluted                 13.0      12.9      12.9      12.9


                            Balance Sheet

                                            Quarter Ended   Year Ended
                                            September 30   December 31
                                                2004           2003
                                              --------       --------
                                             (unaudited)

Current Assets                              $    40.5      $    34.0
Property, Plant and Equipment, net              119.6          120.3
Total Assets                                    181.0          176.6

Total Current Liabilities                        32.9           33.6
Long Term Debt                                   79.0           90.9
Total Stockholders Equity                        64.6           46.4
Total Liabilities and Stockholders Equity       181.0          176.6



Reconciliation of Non-GAAP Financial Measures:

Net Income to Net Income Excluding Certain Items
(In Millions)
(unaudited)
                                     Three Months      Nine Months
                                         Ended             Ended
                                     September 30      September 30
                                   ----------------- ----------------
                                     2004     2003    2004     2003
                                   -------- -------- ------- --------

Net Income as Reported                 5.3      8.4    15.3      8.0

Foreign Exchange (Gain) Loss          (2.5)    (4.6)   (4.5)     5.1
Deferred Income Tax Benefit on
     Foreign Exchange Loss (Gain)      0.3      0.3     0.5     (0.3)
                                   -------- -------- ------- --------
Net Income Excluding Certain Items     3.1      4.1    11.3     12.8
                                   ======== ======== ======= ========


Net Income Per Share Fully Diluted
 to Net Income Per Share Fully Diluted
 Excluding Certain Items
(unaudited)
                                 Three Months Ended  Nine Months Ended
                                    September 30        September 30
                                  ----------------- -----------------
                                     2004     2003     2004     2003
                                  -------- -------- -------- --------

Net Income as Reported               0.41     0.65     1.20     0.63

Foreign Exchange Loss (Gain)        (0.19)   (0.35)   (0.35)    0.39
Deferred Income Tax Benefit on
     Foreign Exchange Loss (Gain)    0.02     0.02     0.04    (0.02)
                                  -------- -------- -------- --------
Net Income Excluding Certain
 Items                               0.24     0.32     0.89     1.00
                                  ======== ======== ======== ========


Cash Flow from Operations to Adjusted EBITDA
(In Millions)
(unaudited)
                                 Three Months Ended  Nine Months Ended
                                    September 30       September 30
                                 ----------------- ------------------
                                   2004     2003      2004     2003
                                 -------- -------- --------- --------

Cash Flow from Operations           10.0      8.9      24.8     22.6

Changes in Working Capital          (2.6)    (1.0)     (1.0)     0.7
Income Taxes Paid                      -        -         -      0.4
Interest Paid                        1.4      1.5       5.2      5.3
Interest Received                   (0.6)    (0.3)     (1.9)    (0.8)
Other                                  -      0.1      (0.1)     0.3
                                 -------- -------- --------- --------
Adjusted EBITDA                      8.2      9.2      27.0     28.5
                                 ======== ======== ========= ========


     CONTACT: Hungarian Telephone and Cable Corp.
              William McGann
              Hungary: (011) 361-474-7700
              U.S.: 206-654-0204